Exhibit 23.1

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MS Group CPA LLC

6 Center Street Edison New Jersey 08817 USA

Tel: 732-885-1555, Fax: 732-885-0999

Website: www.mscpausa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated June 29, 2011, with respect to the consolidated balance sheets of Vantone International Group, Inc. and subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years ended March 31, 2011 and 2010. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

MS Group CPA LLC

MS Group CPA LLC,
Edison, New Jersey

Dated: December 27, 2011